Exhibit 99.1

July 11, 2017

Dear Fellow Owners:

When we set out in 2008 to transform MBIA, we believed that the structure of the financial guarantee industry needed to be changed, as we reflected in our Principles for MBIA’s Transformation. We believed in the importance of providing insurance guarantees on U.S. public finance debt out of an operating company dedicated solely to that purpose. These beliefs were informed not only by what we saw as a clear preference by investors, but also by our views on how best to increase our operating flexibility and enhance our ability to effectively manage the capital needs of our insurance operations. In addition, we believed this structure would help maintain our capacity to honor our obligations to all of our policyholders and continue to write new business, even if we faced another industry crisis.

Our transformation led to the creation in 2009 of what became National Public Finance Guarantee Corporation (National). Due to the rating agencies’ concerns about the outcomes of several legal challenges to National’s formation, it took longer than we would have liked to obtain a rating that would be adequate to write new business, which finally occurred in 2014 when National was rated AA- by S&P AA+ by Kroll. Despite our ability to re-enter the market, it was imperative to us that first and foremost we maintain the strongest possible balance sheet, and take a disciplined approach to new business that met our underwriting standards, versus reacting to pressure to write a greater volume of business. National made good progress since then, particularly given the handicap of a rating that was one-notch lower than its two competitors, and the persisting low interest rate and tight credit spread environment, which was unfavorable for bond insurance generally. Yet even with only 5% to 7% of new issue municipal bonds being insured over the last few years, National progressively grew its market share, while carefully maintaining its underwriting standards.

However, after all those years of effort and success, S&P figuratively pulled the rug right out from under National when it downgraded National to ‘A’ on June 26, primarily citing weaker market acceptance than its peers as the rationale for the downgrade. In so doing, S&P apparently missed the irony of having asked National to demonstrate market acceptance while requiring it to compete with the handicap of a lower rating level than its two bond insurance competitors. The downgrade of National notwithstanding S&P’s evaluation that National satisfied its Triple-A financial strength criteria also highlights an overarching problem with the bond insurance industry: Having to rely on the rating agencies, given the potential for sudden and adverse changes to their rating criteria, can dramatically affect business fundamentals virtually overnight. Frankly, we believe that it is now much harder to make the case for deploying new capital in the bond insurance business.

MBIA Inc. 1 Manhattanville Road, Suite 301, Purchase, NY 10577 +1 (914) 273-4545

www.mbia.com

In any event, with no clear path for the restoration of National’s ratings to a level that would allow it to compete in the current environment, we have reluctantly, but prudently and appropriately, ceased for now our efforts to actively pursue writing new insurance policies. As an initial consequence of that decision, we said good-bye to a number of our colleagues who worked diligently and admirably for the company and its shareholders, in some cases for more than two decades. We wish them all well and we know that they can be satisfied with their rigorous efforts, notwithstanding the outcome.

This decision was also the right thing to do from a shareholder return standpoint, under the circumstances. In addition to reducing operating expenses, we will continue to concentrate on enhancing book value and adjusted book value, which we believe provide useful measures of shareholder value. As we no longer have the primary objective of maintaining a specific rating on our operating company, we are unshackled from most of the limitations imposed by the rating agencies. Also, on June 27th, the company’s Board of Directors increased our ability to enhance shareholder value by authorizing $250 million to be used for share repurchases, subject to liquidity, market conditions and other factors. As was the case with the prior authorization, shares can be purchased by MBIA Inc. or National. While shares purchased by National would be held as an investment by National, under consolidated accounting rules, those shares are eliminated from our outstanding share count. As we’ve stated previously, reduced uncertainty regarding our Puerto Rico exposures remains a prerequisite for requesting a special dividend from the New York State Department of Financial Services (NYSDFS). However, the factors that will influence the size and frequency of our special dividend requests no longer include concerns about maintaining double-A credit ratings for National.

Over the coming year, we will be working with your Board to implement additional strategies to enhance shareholder value. However, consistent with our fiduciary obligations, we will retool in a manner that continues to protect the interests of all of our policyholders. We will also be extremely careful to manage MBIA Inc.’s ability to service its existing obligations.

In the meantime, given our obligations to policyholders, it’s important to note that we maintain substantial financial resources, including, but not limited to, $4.2 billion of total investments at National, which represent most of its $4.6 billion of claims-paying resources, and $1.2 billion in investments and $2.6 billion of net operating losses at MBIA Inc. as of March 31, 2017. Unlike other bond insurers that have discontinued actively pursuing new business, we are the first to do so while having enough financial resources to satisfy S&P’s AAA capital adequacy requirements, and by a wide margin of safety.

As a result of developments in Puerto Rico, we have used some of National’s resources to satisfy recent claims on several of the exposures that we insure on the island. These were not unexpected outflows. However, until the Puerto Rico Financial Oversight and Management Board’s (Oversight Board) decision to reject the Restructuring Support Agreement (RSA) for the Puerto Rico Electric Power Authority (PREPA), we had intended to use those funds to lend PREPA working capital. Instead, as a result, we spent a comparable amount to satisfy our insurance claims following PREPA’s payment default on the bonds that we insure. As we would have done on the loan, we intend to pursue the repayment of the claims that we’ve paid. Of course now, and unfortunately for PREPA, the Title III proceeding under the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) may take more time to resolve PREPA’s debt restructuring.

National issued several press releases during the week of June 26th (which are available on National’s website) regarding our thoughts and perspectives on PREPA, the RSA and the related decisions made by the Oversight Board. We are also pursuing litigation against the Oversight Board regarding its violations of PROMESA. As we’ve noted, the RSA represented the only good-faith negotiation between a Puerto Rico debt issuer and its creditors, and now that it has been tossed aside, PREPA’s modernization objectives will be complicated and future investors may be scared away. However, while the Title III proceeding adds uncertainty to the resolution of PREPA’s outstanding debt obligations, it doesn’t reduce our resolve to obtain as good a result as possible for National.

The same goes for our three other largest Puerto Rico exposures, which are also in Title III proceedings. As of March 31, 2017, we had $855 million of gross par outstanding on bonds relying on the Commonwealth’s general obligation bonds, $684 million gross par ($1.1 billion, including accreted amounts) on the sales tax-backed “COFINA” bonds and $706 million gross par on bonds issued by the Highway and Transportation Authority.

Among other credits that lately have been attracting greater media attention, are State of Illinois, City of Chicago and Chicago Public Schools. As of March 31, 2017, we had $255 million of gross par exposure to State of Illinois general obligation bonds, $853 million gross par ($1.5 billion, including accreted amounts) to Chicago Board of Education bonds and $901 million ($1.2 billion, including accreted amounts) to City of Chicago general obligation bonds. Politics have aggravated efforts to resolve financial strains for these credits and contributed to the elevated media coverage. However, each of those credits has strong motivations and the wherewithal to address their financial conditions and ultimately avoid bond defaults.

As is the case each quarter, our loss reserves are informed and adjusted by any significant developments that occur prior to the release of our financial results. We are planning to release our second quarter 2017 financial results after the market closes on August 8th, and hold our related investor conference call the following morning at 8:00 am ET. In the meanwhile, we will incorporate the latest developments related to our insured credits into the cash flow scenarios and the associated probability weightings that are used to update our loss reserves. Although we have more work to complete before finalizing our second quarter financial statements, subject to any further material developments concerning Puerto Rico, you can expect to see loss and loss adjustment reserve increases, on a statutory accounting basis, in the range of $250 million to $275 million as a result of the more recent developments in Puerto Rico.

We also continue to coordinate and communicate with our primary regulator, the NYSDFS, on a range of issues including Puerto Rico. The NYSDFS has recently completed its triennial examinations for National and MBIA Insurance Corporation, which this time covered the years 2012 – 2015. No adverse findings were made in the examinations for either company.

While MBIA Insurance Corporation has minimal impact on MBIA Inc., we will continue to manage it with an eye toward ensuring that it continues to satisfy the payment of its insurance obligations and maximizes its returns to its stakeholders.

As we have shared with our employees in recent days, while we won’t be actively pursuing new bond insurance business, we have substantial resources and opportunities at MBIA Inc. and National to create value for our shareholders. We’ll work through the specifics of those opportunities in due course and continue to update you about the any significant decisions that we make.

We thank you for your continuing loyalty and confidence in our company.

Sincerely,

Jay Brown	Bill Fallon
CEO	President & COO

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.